EXHIBIT 99.1



            Cautionary Statement Regarding Forward-Looking Statements

         This Current Report on Form 8-K includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 1. Business--Business Overview" and elsewhere in this current report on Form 8-K. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

         o        our operations, competitive position, strategy and prospects;

         o industry conditions, including the cyclicality of the oilseed processing industry, unpredictability of the weather and the impact of crop and animal disease on our business;

         o estimated demand for the commodities and other products that we sell;

         o the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

         o our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

         o governmental policies affecting our business, including agricultural and trade policies;

         o        our funding needs and financing sources; and

         o        the outcome of pending regulatory and legal proceedings.



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


         In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this Annual Report not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Annual Report.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are taking advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this document.


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Part II -- Item 6.     Selected Financial Data

         The following table sets forth our selected consolidated financial information for the periods indicated. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

         Our consolidated financial statements are prepared in U.S. dollars and in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The consolidated statements of income and cash flow data for each of the three years ended December 31, 2005 and the consolidated balance sheet data as of December 31, 2005 and 2004 are derived from our audited consolidated financial statements included in this report on Form 8-K. The consolidated statements of income and cash flow data for the years ended December 31, 2002 and 2001 and the consolidated balance sheet data as of December 31, 2003, 2002 and 2001 are derived from our audited consolidated financial statements that are not included in this report on Form 8-K.

         In October 2002, we acquired a controlling interest in Cereol, S.A., a French agribusiness company, and in April 2003 we acquired the remaining ownership interest in Cereol. As a result, we now own 100% of Cereol's share capital and voting rights. Cereol's results of operations have been included in our historical financial statements since October 1, 2002.



                                                                            Year Ended December 31,
                                                        ---------------------------------------------------------------
                                                            2005         2004         2003         2002         2001
                                                        -----------    ---------    ---------    ---------    ---------
                                                                                 (US$ in millions)
Consolidated Statements of Income Data:
Net sales...........................................    $   24,275    $  25,168    $  22,165    $  13,882    $  11,302
Cost of goods sold..................................       (22,704)     (23,282)     (20,860)     (12,544)     (10,331)
                                                        -----------    ---------    ---------    ---------    ---------
Gross profit........................................         1,571        1,886        1,305        1,338          971
Selling, general and administrative expenses........          (956)        (871)        (691)        (579)        (423)
Gain on sale of soy ingredients business............             --          --          111           --           --
Interest income.....................................           104          103          102           71           91
Interest expense....................................          (231)        (214)        (215)        (176)        (223)
Foreign exchange (losses) gains.....................           (22)         (31)          92         (179)        (148)
Other income (expense)--net.........................            53           31           19            6           (4)
                                                        -----------    ---------    ---------    ---------    ---------
Income from continuing operations before income
    tax and minority interest.......................           519          904          723          481          264
Income tax benefit (expense)........................            82         (289)        (201)        (104)         (68)
                                                        -----------    ---------    ---------    ---------    ---------
Income from continuing operations before minority
    interest........................................           601          615          522          377          196
Minority interest...................................           (71)        (146)        (104)        (102)         (72)
                                                        -----------    ---------    ---------    ---------    ---------
Income from continuing operations...................           530          469          418          275          124
Discontinued operations, net of tax of $5 (2003),
    $1 (2002), $0 (2001)............................            --           --           (7)           3            3
                                                        -----------    ---------    ---------    ---------    ---------
Income before cumulative effect of change in
    accounting principles...........................           530          469          411          278          127
Cumulative effect of change in accounting
    principles, net of tax of $6 (2002) and $4 (2001)           --           --           --          (23)           7
                                                        -----------    ---------    ---------    ---------    ---------
Net income..........................................    $      530     $    469     $    411     $    255     $    134
                                                        ===========    =========    =========    =========    =========


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


                                                                            Year Ended December 31,
                                                       --------------------------------------------------------------------
                                                            2005         2004          2003          2002          2001
                                                       ------------  ------------  ------------  ------------  ------------
                                                                       (US$, except outstanding share data)
Per Share Data:
Earnings per common share--basic:
Income from continuing operations...................   $      4.73   $      4.42   $      4.19   $     2.87    $      1.73
Discontinued operations.............................            --            --          (.07)         .03            .04
Cumulative effect of change in accounting
   principles                                                   --            --            --         (.24)           .10
                                                       ------------  ------------  ------------  ------------  ------------
Net income per share................................   $      4.73   $      4.42   $      4.12   $     2.66    $      1.87
                                                       ============  ============  ============  ============  ============
Earnings per common share--diluted(1):
Income from continuing operations...................   $      4.43   $      4.10   $      3.89   $     2.83    $      1.72
Discontinued operations.............................            --            --          (.06)         .03            .04
Cumulative effect of change in accounting principles            --            --            --         (.23)           .10
                                                       ------------  ------------  ------------  ------------  ------------
Net income per share................................   $      4.43   $      4.10   $      3.83   $     2.63    $      1.86
                                                       ============  ============  ============  ============  ============
Cash dividends declared per common share............   $      .560   $      .480   $      .420   $     .385    $      .095
Weighted average common shares outstanding--
   basic(1).........................................   112,131,739   106,015,869    99,745,825    95,895,338    71,844,895
Weighted average common shares outstanding--
   diluted(1).......................................   120,853,928   115,674,056   108,654,027    97,395,005    72,004,754




                                                                            Year Ended December 31,
                                                        ---------------------------------------------------------------
                                                            2005        2004        2003         2002          2001
                                                        ----------  ----------  -----------  -----------  -------------
                                                                               (US$ in millions)
Consolidated Cash Flow Data:
Cash provided by (used for) operating activities......  $    382    $    802    $    (41)    $    128     $    205
Cash (used for) provided by investing activities......      (480)       (824)        101       (1,071)        (175)
Cash provided by (used for) financing activities......        21         (91)       (102)       1,295         (224)



                                                                                  December 31,
                                                        ---------------------------------------------------------------
                                                            2005        2004        2003         2002          2001
                                                        ----------  ----------  -----------  -----------  -------------
                                                                               (US$ in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents.............................  $     354   $    432    $    489     $    470     $    199
Inventories(2)........................................      2,769      2,636       2,867        2,407        1,368
Working capital.......................................      2,947      2,766       2,481        1,655          938
Total assets..........................................     11,446     10,907       9,884        8,349        5,443
Short-term debt, including current portion of
   long-term debt.....................................        589        681       1,017        1,499          983
Long-term debt........................................      2,557      2,600       2,377        1,904          830
Redeemable preferred stock(3).........................        --          --         171          171          171
Common shares and additional paid in capital, net of
   receivable from former sole shareholder............      2,631      2,362       2,011        1,945        1,631
Shareholders' equity..................................  $   4,226   $  3,375    $  2,377     $  1,472     $  1,376



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

                                                                            Year Ended December 31,
                                                        --------------------------------------------------------------
                                                            2005        2004        2003         2002          2001
                                                        ----------  ----------  -----------  -----------  ------------
                                                                          (in millions of metric tons)
Other Data:
Volumes:
   Agribusiness......................................        97.5        88.6         87.0         69.6         57.5
   Fertilizer........................................        11.5        11.6         11.5         10.7          9.0
Food products:
   Edible oil products...............................         4.3         4.7          4.1          2.0          1.6
   Milling products..................................         3.9         4.0          3.5          3.3          3.3
   Other.............................................          --          --          0.1          0.2          0.1
Total food products..................................         8.2         8.7          7.7          5.5          5.0
   Total volume......................................       117.2       108.9        106.2         85.8         71.5

----------------------
(1) In October 2005, Bunge Limited announced its intent to redeem on November 22, 2005 for cash the remaining approximately $242 million principal amount outstanding of its 3.75% convertible notes. Substantially all of the then outstanding convertible notes were converted into 7,532,542 common shares of Bunge Limited prior to the redemption date. The calculation of diluted earnings per common share for the year ended December 31, 2005 includes the weighted average common shares that were issuable upon conversion of the convertible notes through the date of redemption. The calculation of diluted earnings per common share for the years ended December 31, 2004, 2003 and 2002 includes the weighted average common shares that were issuable upon conversion of the convertible notes during this period.

(2) Included in inventories were readily marketable inventories of $1,534 million, $1,264 million, $1,846 million, $1,517 million and $764 million at December 31, 2005, 2004, 2003, 2002 and 2001, respectively. Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

(3)      These shares were redeemed in November 2004.

Part II -- Item 7.     Management's Discussion and Analysis of Financial
            Condition and Results of Operations

         The following should be read in conjunction with "Cautionary Statement Regarding Forward-Looking Statements" and our combined consolidated financial statements and notes thereto included as part of this Annual Report on Form 10-K.

Operating Results

Factors Affecting Operating Results

         Our results of operations are affected by the following key factors in each of our business divisions:

         Agribusiness

         In the agribusiness division, we purchase, store, process, transport and sell agricultural commodities and commodity products. Profitability in this division is principally affected by volatility in the prices of agricultural commodities and commodity products and the availability and cost of transportation and logistics services, including truck, barge, rail and ocean freight. Additionally, profitability in the division is also affected by the relative prices of processed oilseed products and the raw materials necessary to produce them, which are influenced by the global supply and demand for each. Our oilseed processing profitability is also impacted by industry capacity utilization and energy costs. Availability of agricultural commodities is affected by weather conditions, governmental policies and agricultural growing patterns. Demand is affected by growth in worldwide consumption of food products, population growth, changes in per capita incomes and the relative prices of substitute agricultural products. We expect that population growth and rising standards of living will continue to have a positive impact on global demand for our agribusiness products.


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


         From time to time, imbalances may exist between oilseed processing capacity and demand for oilseed products, which impacts our decisions regarding whether and when to purchase, store, process, transport or sell these commodities, including whether to reduce our own oilseed processing capacity.

         Fertilizer

         In the fertilizer division, demand for our products is affected by the profitability of the Brazilian agricultural sector, agricultural commodity prices, international fertilizer prices, the types of crops planted, the number of acres planted, the quality of the land under cultivation and weather-related issues affecting the success of the harvest. In addition, our selling prices are influenced by international selling prices for imported fertilizers and raw materials, such as phosphate, ammonia and urea, as our products are priced to import parity.

         Profitability in our fertilizer division is also affected by the cost of imported raw materials since we do not produce locally all of our raw material requirements. A significant portion of our raw material needs are met with imports. The Brazilian fertilizer business is also a seasonal business with fertilizer sales concentrated in the third and fourth quarters of the year. As a result, we generally import and mine raw materials and produce finished goods during the first half of the year in preparation for the main Brazilian cultivation season that occurs during the second half of the year.

         Food Products

         In the food products division, which consists of our edible oil products and milling products segments, our operations are affected by changes in the prices of raw materials, such as crude vegetable oils and grains, the mix of products we sell, changes in eating habits, changes in per capita incomes, consumer purchasing power levels and changes in general economic conditions and the competitive environment in Europe, North America and Brazil, the principal markets of our food products division. Competition in this industry has intensified in the past several years due to consolidation in the supermarket industry and attempts by our competitors to increase market share.

         In addition, our results of operations are affected by the following factors:

         Foreign Currency Exchange Rates

         Due to the global nature of our operations, our operating results can be materially impacted by fluctuations in currency exchange rates. Both translation of our foreign subsidiary financial statements and foreign currency transactions affect our results as described below.

         Translation of Foreign Currency Financial Statements. Our reporting currency is the U.S. dollar. However, the functional currency of the majority of our foreign subsidiaries is their local currency. We translate the amounts included in the consolidated statements of income and cash flows of our foreign subsidiaries into U.S. dollars on a monthly basis at weighted average exchange rates, which we believe approximates the actual exchange rates on the dates of the transactions. Translations of the local currency income statement and cash flow amounts to U.S. dollars are affected by fluctuations of the local currency during a quarter versus the U.S. dollar. Further, comparisons of results between quarters are affected by the differences in the average exchange rates during one quarter versus another quarter.

         Our foreign subsidiaries' assets and liabilities are translated into U.S. dollars from local currency at period end exchange rates and we record the resulting foreign exchange translation adjustments in our consolidated balance sheets as a component of accumulated other comprehensive income (loss). Included in other comprehensive income for the year ended December 31, 2005, 2004 and 2003 were foreign exchange net translation gains of $101 million, $217 million and $489 million, respectively, representing the net gains from the translation of our foreign subsidiaries' assets and liabilities.

         Foreign Currency Transactions. Certain of our foreign subsidiaries, most significantly those in Brazil, have monetary assets and liabilities that are denominated in U.S. dollars. These U.S. dollar denominated monetary assets and liabilities are remeasured into their respective functional currencies at exchange rates in effect at the applicable balance sheet date. The resulting gain or loss is included in our consolidated statements of income as a foreign exchange gain or loss.

         We also enter into derivative financial instruments, such as foreign currency forward contracts, swaps and options, to limit exposures to changes in foreign currency exchange rates with respect to our foreign currency denominated assets and liabilities and our local currency operating expenses. These derivative instruments are marked-to-market, with changes in their fair value recognized as a component of foreign exchange in our consolidated statements of income. We may also hedge other foreign currency exposures as deemed appropriate.

         Brazil. The functional currency of our Brazilian subsidiaries is the Brazilian real. As such, exchange rate changes between the U.S. dollar and the real affect our operating profitability. The real appreciated 13% against the U.S. dollar at December 31, 2005 compared to the rate at December 31, 2004, and the real appreciated 9% against the U.S. dollar at December 31, 2004 when compared to the rate at December 31, 2003. In 2005, the average real-U.S. dollar exchange rate was R$2.435, compared to R$2.926 in 2004, which represents a 20% strengthening in the value of the real versus the U.S. dollar in 2005.

         We use long-term intercompany loans to reduce our exposure to foreign currency fluctuations in Brazil, particularly their effects on our results of operations. These loans do not require cash payment of principal and are treated as analogous to equity for accounting purposes. As a result, the foreign exchange gains or losses on these intercompany loans are recorded in other comprehensive income (loss). This is in contrast to foreign exchange gains or losses on third-party debt and short-term intercompany debt, which are recorded in foreign exchange gains (losses) in our consolidated statements of income.

         Agribusiness Segment--Brazil. Our agribusiness sales are U.S. dollar-denominated or U.S. dollar-linked. In addition, commodity inventories in our agribusiness segment are stated at market value, which is generally linked to U.S. dollar-based international prices. As a result, these commodity inventories provide a natural hedge to our exposure to fluctuations in currency exchange rates in our agribusiness segment. Devaluations of the real against the U.S. dollar generally have a positive effect on our agribusiness segment results in Brazil, as real-denominated industrial and selling, general and administrative (SG&A) costs are translated to U.S. dollars at weaker real to U.S. dollar exchange rates, which results in lower U.S. dollar costs. Devaluations of the real generate gains based on the changes in the local currency value of these commodity inventories, which are reflected in cost of goods sold in our consolidated statements of income. However, devaluations of the real will also generate offsetting net foreign exchange losses on the net U.S. dollar monetary liability position of our Brazilian agribusiness subsidiaries, which are reflected in foreign exchange losses in our consolidated statements of income. As our Brazilian subsidiaries are primarily funded with intercompany, U.S. dollar-denominated debt, the mark-to-market gains on the commodity inventories generally offset the foreign exchange losses on the intercompany U.S. dollar-denominated debt. Our effective tax rate is also favorably affected by the devaluation of the real, as we recognize tax benefits related to foreign exchange losses on certain intercompany loans. The foreign exchange losses eliminate in our consolidated statements of income but the related tax effects remain.

         Appreciations generally have a corresponding negative effect on our results when local currency-denominated costs are translated to U.S. dollars at stronger real to U.S. dollar exchange rates resulting in higher U.S. dollar costs and losses based on changes in the local currency value of our agribusiness segment commodity inventories. At the same time, appreciations of the real generate offsetting net foreign exchange gains on the net U.S. dollar monetary position of our Brazilian subsidiaries, which are reflected in foreign exchange gains in our consolidated statements of income. Our effective tax rate is unfavorably affected by the appreciation of the real, as we incur income taxes related to foreign exchange gains on certain intercompany loans. However, we use derivative instruments to offset the foreign exchange gains on certain intercompany loans, which reduce the income tax expense resulting from the appreciation of the real.

         Fertilizer Segment--Brazil. Our fertilizer segment sales prices are linked to U.S. dollar-priced imported and domestic raw materials. Mining, industrial and SG&A expenses are real-denominated costs. Inventories in our fertilizer segment are accounted for on the historical cost basis and are not marked-to-market. These inventories are generally financed with U.S. dollar-denominated intercompany loans. Appreciations of the real against the U.S. dollar result in higher mining, industrial and SG&A expenses when translated into U.S. dollars and net foreign exchange gains on the net U.S. dollar monetary liability position of our fertilizer segment. In addition, our gross profit margins are adversely affected by appreciations of the real as our local currency revenues are linked to U.S.-dollar priced imported and domestic raw materials, and we are selling higher cost inventories acquired and produced when the real was weaker.

Inventories are typically acquired and produced in the first half of the year, while products are typically sold in the second half of the year. Thus, the recording of the exchange gains on the net U.S. dollar monetary liability position and the effects of the appreciating real on our gross profit margins generally do not occur in the same quarterly reporting period. As such, the foreign exchange impact on the intercompany debt is reflected monthly in our results while the impact on gross profit margins is reflected at the time products are sold. The converse is true for devaluations of the real and their effects on our financial statements.

         Edible Oil and Milling Products Segment--Brazil. Our food products businesses are generally local currency businesses. The costs of raw materials, principally wheat and soybean oil, are largely U.S.-dollar linked and changes in the costs of these raw materials have historically been passed through to the customer in the form of higher or lower selling prices. However, delays or difficulties in passing through changes in raw materials costs into local currency selling prices can affect margins.

         Other Operations. We operate in countries that are members of the European Union and several European countries that are not members of the European Union. Our risk management policy is to fully hedge our monetary exposures in those countries to minimize the financial effects of fluctuations in the euro and other European currencies. We also operate in Argentina, where we are exposed to the peso. Our risk management policy is to fully hedge our monetary exposure to the financial effects of fluctuations in the value of the peso relative to the U.S. dollar.

         Income Taxes

         As a Bermuda exempted company, we are not subject to income taxes in our jurisdiction of incorporation. However, our subsidiaries, which operate in multiple tax jurisdictions, are subject to income taxes at various statutory rates.

         In 2005, we received a favorable U.S. tax ruling with respect to the tax status of certain entities acquired in the 2002 acquisition of Cereol S.A. (Cereol). We had recorded a $125 million deferred tax liability in the opening balance sheet of Cereol in 2002, related to unremitted earnings of a subsidiary that were not considered to be permanently reinvested. Based upon the final ruling received in 2005, we determined that the subsidiary could be liquidated without generating tax on the unremitted earnings. As a result of receipt of the favorable U.S. tax ruling, and in accordance with EITF Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, we reduced certain indefinite lived intangible assets acquired in the Cereol acquisition by $39 million, net of deferred tax liabilities, to zero and then recognized a $86 million non-cash tax benefit in our consolidated statements of income. In conjunction with this transaction, we incurred $9 million of tax expense in 2005, related to the repatriation of the post-acquisition unremitted earnings of a foreign subsidiary under the provisions of the American Jobs Creation Act of 2004 (the Jobs Act).

         We have in the past obtained tax benefits under U.S. tax laws providing incentives under the provisions of the Extraterritorial Income Act (ETI) legislation. However, the Jobs Act ultimately repeals the ETI benefit. Under the Jobs Act, the ETI will be phased out with 100% of the otherwise available ETI benefit retained for 2004, 80% of the otherwise available ETI benefit retained for 2005, 60% of the otherwise available ETI benefit retained for 2006 and the ETI benefit phased out completely in 2007. The ETI benefit has been replaced with an income tax deduction intended to allocate benefits previously provided to U.S. exporters across all manufacturers when fully phased in. Although most of our U.S. operations qualify as "manufacturing," we do not expect to receive significant benefits from this new tax legislation as we have from the prior one primarily due to our U.S. tax position.

Inflation

         Inflation did not have a material impact on our business in 2005, 2004 or 2003.

Results of Operations

         2005 Overview

         Our agribusiness results for 2005 were lower than 2004 despite higher volumes. Overall, agribusiness volumes for 2005 increased over 2004 as customers continued to respond to lower agricultural commodity prices and lower ocean freight prices as compared to 2004's higher prices. Soybean prices declined significantly in the second half of 2004, in response to a record U.S. soybean crop and for most of 2005 remained lower than 2004. Spot market prices for ocean freight have declined primarily due to an increase in vessel availability resulting from new capacity and a reduction in Chinese demand for ocean freight. As a result, our agribusiness margins have suffered, as it is more difficult to fully recover our freight costs for shipments to customers. Our 2006 agribusiness results will continue to be pressured by freight costs.

         In Brazil, farm economics in 2005 deteriorated due to a drought, lower soybean prices and a steadily appreciating real. Brazilian farmers reacted to these conditions by withholding crop sales which negatively affected our results in this region. Our agribusiness results also suffered from the effects of a stronger real on local currency costs when these costs were translated into U.S. dollars. Our European agribusiness margins improved as a result of our European biodiesel operations, which were contributed to a joint venture in the fourth quarter of 2005. See "--Liquidity and Capital Resources--Formation of European Biodiesel Joint Venture" below. Softseed operations benefited from ample commodity supplies and strong demand for vegetable oil from the biodiesel sector.

         Our fertilizer results for 2005 were lower than 2004 due to higher costs and lower margins. Margins suffered primarily due to a stronger real which contributed to higher inventory carrying costs and operating expenses, which are real-based. In anticipation of stronger demand later in 2005, we purchased and manufactured excess fertilizer inventories early in the year which resulted in increased inventory carrying costs as these inventories were purchased when the real was weaker but sold later at a stronger real-U.S. dollar exchange rate, which pressured our margins when translated into U.S. dollars. Additionally, as a result of lower 2004 retail fertilizer sales in the soybean sector, our fertilizer inventory levels were higher than necessary going into 2005. By the end of 2005, we sold a significant portion of these higher priced excess fertilizer inventories at lower prices, reducing our inventories to more appropriate levels. Margins were further pressured by the inability of farmers to absorb higher selling prices, which was in contrast to 2004, when farmers purchased fertilizer earlier in the year to take advantage of lower prices. Fertilizer results were also negatively impacted by increases in bad debt expenses.

         As a result of these industry conditions in Brazil, and our efforts to reduce costs and improve capacity utilization, we have reduced our workforce in Brazil by approximately 10%, permanently closed two oilseed processing plants and idled seven fertilizer facilities and initiated other cost-savings measures in 2005. We have also expanded our risk management program to lower our exposure to the real by hedging both balance sheet and income statement exposures. Our 2005 agribusiness and fertilizer results included impairment and restructuring charges of $40 million and $2 million, respectively, reflecting the costs of the plant closures and workforce reductions in Brazil. We estimate that these steps will save $60 million to $80 million in 2006. In addition, we are expanding our phosphate mining capacity in Brazil by over 10% allowing us to substitute more expensive imported fertilizer raw materials with domestic supply at lower costs.

         We expect the recovery in the Brazilian farm sector to be slow in 2006 largely due to the continued strengthening of the real. As a result, we expect that retail fertilizer volumes in the Brazilian market will be flat in 2006. We also expect a more competitive oilseed processing environment in Argentina, as the industry expands capacity in that country. In addition, we expect to close three additional oilseed processing plants in Brazil in the first quarter of 2006, which will result in asset impairment and restructuring charges related to those closures, the amount of which has not yet been determined. We will continue to monitor market conditions in South America, and additional future restructuring and asset impairment charges may result if conditions improve slower than expected or not to the extent expected.

         Although edible oil results improved in North America and Brazil in 2005, these increases were more than offset by declines in profitability in Eastern Europe. Brazil and the United States benefited from higher margins primarily due to lower raw material costs. In addition, the increased demand for low and reduced trans-fat products boosted our canola oil margins. Results in Eastern Europe were negatively affected by lower average selling prices and the high cost of raw materials we had purchased in 2004 in Romania and the Ukraine, higher selling and marketing expenses for repositioned and new margarine brands in Poland and higher selling expenses in Russia due to the establishment of a new sales group. Until the completion of a new sunseed crushing plant in Voronezh, Russia, which is expected by the end of 2006, we will continue to supply our Russian bottled oil business with imports at higher costs compared to domestic supply. In 2005, we also incurred $2 million of restructuring charges relating to workforce reductions in Brazil and Europe.

         Our milling product segment results for 2005 were higher than 2004. Wheat milling products benefited from improved product mix resulting in higher volumes and selling prices in Brazil. Corn milling results declined primarily due to lower margins.

         Segment Results

         In the second quarter of 2003, we sold our Brazilian soy ingredients business to The Solae Company, our joint venture with DuPont. As a result, our "other (soy ingredients)" segment now reflects only the historical results of this soy ingredients business.

         In the first quarter 2006 Form 10-Q, we reclassified certain edible oil product lines from the agribusiness segment to the edible oil products segment. As a result, amounts in our segment results for the years ended December 31, 2005, 2004 and 2003 have been reclassified to conform to the 2006 presentation.

         A summary of certain items in our consolidated statements of income and volumes by reportable segment for the periods indicated is set forth below.


                                                                     Year Ended December 31,
                                            -------------------------------------------------------------------------
                                                                            Percent                        Percent
                                                2005          2004          Change          2003           Change
                                            -----------  -------------   ------------    ------------   -------------
                                                              (US$ in millions, except percentages)
Volumes (in thousands of metric
tons):
Agribusiness............................        97,561         88,619             10%        86,962               2%
Fertilizer..............................        11,478         11,589             (1)%       11,538              --
Edible oil products.....................         4,266          4,728            (10)%        4,100              15%
Milling products........................         3,890          3,987             (2)%        3,468              15%
Other (soy ingredients).................            --             --             --            140            (100)%
                                            -----------  -------------                   ------------
   Total................................       117,195        108,923              8%       106,208               3%
                                            ===========  =============                   ============

Net sales:
Agribusiness............................    $   17,357    $    17,911             (3)%   $   16,224              10%
Fertilizer..............................         2,674          2,581              4%         1,954              32%
Edible oil products.....................         3,385          3,872            (13)%        3,184              22%
Milling products........................           859            804              7%           751               7%
Other (soy ingredients).................            --             --             --             52            (100)%
                                            -----------  -------------                   ------------
   Total................................    $   24,275    $    25,168             (4)%   $   22,165              14%
                                            ===========  =============                   ============

Costs of goods sold:
Agribusiness............................    $  (16,536)   $   (16,975)            (3)%   $  (15,675)              8%
Fertilizer..............................        (2,333)        (1,980)            18%        (1,581)             25%
Edible oil products.....................        (3,101)        (3,615)           (14)%       (2,900)             25%
Milling products........................          (734)          (712)             3%          (670)              6%
Other (soy ingredients).................            --             --             --            (34)           (100)%
                                            -----------  -------------                   ------------
   Total................................    $  (22,704)   $   (23,282)            (2)%   $  (20,860)             12%
                                            ===========  =============                   ============


                                                                     Year Ended December 31,
                                            -------------------------------------------------------------------------
                                                                            Percent                        Percent
                                                2005          2004          Change          2003           Change
                                            -----------  -------------   ------------    ------------   -------------
                                                              (US$ in millions, except percentages)
Gross profit:
Agribusiness............................    $      821    $       936            (12)%   $      549              70%
Fertilizer..............................           341            601            (43)%          373              61%
Edible oil products.....................           284            257             11%           284             (10)%
Milling products........................           125             92             36%            81              14%
Other (soy ingredients).................            --             --             --             18            (100)%
                                            -----------  -------------                   ------------
   Total................................    $    1,571    $     1,886            (17)%   $    1,305              45%
                                            ===========  =============                   ============

Selling, general and administrative
   expenses:
Agribusiness............................    $     (456)   $      (471)            (3)%   $     (332)             42%
Fertilizer..............................          (229)          (197)            16%          (129)             53%
Edible oil products.....................          (215)          (157)            37%          (180)            (13)%
Milling products........................           (56)           (46)            22%           (43)              7%
Other (soy ingredients).................            --             --             --             (7)           (100)%
                                            -----------  -------------                   ------------
   Total................................    $     (956)   $      (871)            10%    $     (691)             26%
                                            ===========  =============                   ============

Foreign exchange gain (loss):
Agribusiness............................    $       29    $       (17)                   $       89
Fertilizer..............................           (47)           (32)                          (20)
Edible oil products.....................            --              5                            --
Milling products........................            (1)            --                            --
Other (soy ingredients).................            --             --                            (1)
                                            -----------  -------------                   ------------
   Total................................    $      (19)   $       (44)                   $       68
                                            ===========  =============                   ============

Interest income:
Agribusiness............................    $       21    $        21             --     $       26             (19)%
Fertilizer..............................            57             50             14%            53              (6)%
Edible oil products.....................             3              6            (50)%            6              --
Milling products........................             2              3            (33)%           --              100%
Other (soy ingredients).................            --             --             --             --              --
                                            -----------  -------------                   ------------
   Total................................    $       83    $        80              4%    $       85              (6)%
                                            ===========  =============                   ============
Interest expense:
Agribusiness............................    $     (140)   $      (111)            26%    $      (80)             39%
Fertilizer..............................           (41)           (50)           (18)%          (35)             43%
Edible oil products.....................           (35)           (32)             9%           (24)             33%
Milling products........................            (7)            (8)           (13)%           (8)             --
Other (soy ingredients).................            --             --             --             (2)           (100)%
                                            -----------  -------------                   ------------
   Total................................    $     (223)   $      (201)            11%    $     (149)             35%
                                            ===========  =============                   ============

Segment operating profit:
Agribusiness............................    $      275    $       358            (23)%   $      252              42%
Fertilizer..............................            81            372            (78)%          242              54%
Edible oil products.....................            37             79            (53)%           86              (8)%
Milling products........................            63             41             54%            30              37%
Other (soy ingredients).................            --             --             --              8            (100)%
                                            -----------  -------------                   ------------
   Total................................    $      456    $       850            (46)%   $      618              38%
                                            ===========  =============                   ============


                                                                     Year Ended December 31,
                                            -------------------------------------------------------------------------
                                                                            Percent                        Percent
                                                2005          2004          Change          2003           Change
                                            -----------  -------------   ------------    ------------   -------------
                                                              (US$ in millions, except percentages)
Depreciation, depletion and amortization:
Agribusiness............................    $      110    $        89             24%    $       77              16%
Fertilizer..............................           104             70             49%            57              23%
Edible oil products.....................            50             41             22%            37              11%
Milling products........................            14             12             17%            13              (8)%
Other (soy ingredients).................            --             --             --             --              --
                                            -----------  -------------                   ------------
   Total................................    $      278    $       212             31%    $      184              15%
                                            ===========  =============                   ============
Net income .............................    $      530    $       469             13%    $      411              14%
                                            ===========  =============                   ============

-----------------------------
(1) Total segment operating profit is our consolidated income from operations before income tax and minority interest that includes an allocated portion of the foreign exchange gains and losses relating to debt financing operating working capital, including readily marketable inventories. Also included in total segment operating profit is an allocation of interest income and interest expense attributable to the financing of operating working capital.

         Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax and minority interest, the most directly comparable GAAP measure. Total segment operating profit is a key performance measurement used by our management to evaluate whether our operating activities cover the financing costs of our business. We believe total segment operating profit is a more complete measure of our operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, we believe total segment operating profit assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered as an alternative to income from operations before income tax and minority interest or any other measure of consolidated operating results under GAAP.

         Below is a reconciliation of income from continuing operations before income tax and minority interest to total segment operating profit:


                                                                                         Year Ended December 31,
                                                                                ---------------------------------------
                                                                                   2005          2004          2003
                                                                                ----------    ----------    -----------
                                                                                        (US$ in millions)

Income from continuing operations before income tax and minority interest.......    $519         $904          $723
Unallocated (income) expense--net(1)............................................     (63)         (54)            6
Gain on sale of soy ingredients business........................................      --            --         (111)
                                                                                ----------    ----------    ------------
Total segment operating profit..................................................    $456         $850          $618
                                                                                ==========    ==========    ============

-----------------------------
(1) Unallocated (income) expense--net includes interest income, interest expense, foreign exchange gains and losses and other income and expense not directly attributable to our operating segments.

         2005 Compared to 2004

         Agribusiness Segment. Agribusiness segment net sales decreased 3% due to lower average selling prices for agricultural commodity products, partially offset by an 10% increase in volumes. The decrease in average selling prices was primarily due to increased global supply of grains and oilseeds. Agribusiness volumes increased as customers responded to lower prices in 2005 for agricultural commodities compared to 2004's higher prices.

         Cost of goods sold decreased 3% primarily due to lower raw material costs, partially offset by an increase in volumes. Included in cost of goods sold in 2005 was $40 million of impairment and restructuring charges relating to two oilseed processing plants in Brazil, which were closed in 2005, and the impairment of one plant in India, a $27 million decrease in the remaining balance of our allowance for recoverable taxes in Argentina, primarily as a result of payments being received without delays and the significant improvement in the Argentine government's financial condition, and a reversal of a $14 million provision for a transactional tax resulting from a favorable U.S. tax ruling. Included in cost of goods sold in 2004 were $10 million of non-cash impairment charges on long-lived assets and $7 million of restructuring charges relating to our Western European oilseed processing operations.

         Gross profit decreased 12% primarily due to lower results in our Brazilian agribusiness operations caused by the slower pace of farmer selling, which reduced margins and capacity utilization in Brazil, freight costs and higher operational expenses due to the impact of the stronger real on local currency costs when translated into U.S. dollars.

         SG&A decreased 3% primarily due to a reduction in bad debt expense as a result of recoveries on advances to farmers and lower variable compensation expense, offset in part by the impact of the stronger Brazilian real on local currency costs when translated into U.S. dollars. SG&A included $5 million of restructuring charges relating to a workforce reduction in our Brazilian and European operations.

         Segment operating profit decreased 23% primarily due to the decrease in gross profit.

         Fertilizer Segment. Fertilizer segment net sales increased 4% primarily due to an increase in average selling prices offset in part by a 1% decrease in volumes. Retail volumes declined as farmers reduced their fertilizer purchases due to reduced plantings of soybeans and a reduction in the use of fertilizers. Partially offsetting the volume decline was an increase in nitrogen-based fertilizer sales volumes in 2005 compared to 2004 as Brazilian farmers responded to attractive sugar cane prices by increasing their sugar cane plantings. Selling prices benefited from higher international prices primarily for nitrogen-based fertilizer raw materials.

         Cost of goods sold increased 18% primarily due to increases in imported raw material costs, higher operational and depreciation expenses attributable to new blending, granulation and acidulation plants that commenced production during the second quarter of 2004 and higher costs due to the impact of the stronger real on local currency costs when translated into U.S. dollars in 2005 compared to 2004. Legislation passed in Brazil in May 2005 enabled us to recover $28 million in value-added tax credits, which are included as a reduction to cost of goods sold.

         Gross profit decreased by 43% primarily due to lower volumes, increases in raw material costs, operational and depreciation expenses. We purchased and manufactured fertilizer inventories in anticipation of stronger demand later in the year, which resulted in increased inventory carrying costs as these fertilizer inventories were purchased when the real was weaker but sold later at a stronger real-U.S. dollar exchange rate. This negatively pressured margins as fertilizer prices in U.S. dollar terms remained relatively stable. Margins were further negatively affected by the inability of the farmers to absorb higher selling prices.

         SG&A increased 16% primarily due to higher bad debt expense of $44 million, higher employee expenses, a $2 million restructuring charge relating to a workforce reduction in Brazil and the effect of the stronger real on local currency costs when translated into U.S. dollars compared to last year. Bad debt expense increased primarily due to increases in delinquent accounts as a result of weakened farm economics in Brazil. In certain regions in Brazil, the 2005 crop was poor in quality and yield, primarily due to a drought. In 2005, SG&A included a reversal of a provision of $10 million due to favorable settlement relating to an audit of value added taxes in Brazil.

         Segment operating profit decreased 78% primarily due to the decrease in gross profit and increases in SG&A.

         Edible Oil Products Segment. Edible oil products segment net sales decreased 13% primarily due to lower average selling prices caused by a decrease in raw material costs that resulted from increased global supply of oilseeds. The decrease was also due to a 10% decline in volumes.

         Cost of goods sold decreased 14% primarily due to lower raw material costs offset partially by increases in energy costs. Included in cost of goods sold in 2004 were $7 million of impairment charges related to write downs of certain refining and packaging facilities in our North and South American edible oil operations. Gross profit increased 11% primarily due to the increase in sales volumes, lower raw material costs and a more profitable product mix in most locations.

         SG&A increased 37% primarily due to the effects of a stronger real on local currency costs when translated into U.S. dollars, higher employee costs related to building our sales force in Russia and higher advertising expenses in Brazil and Poland related to the launch and repositioning of our margarine brands. In 2005, SG&A included $2 million of restructuring charges relating to a work force reductions in Brazil and Europe.

         Segment operating profit decreased 53% primarily due to the increase in SG&A.

         Milling Products Segment. Milling products segment net sales increased 7% primarily due to higher average selling prices for wheat milling products as a result of improved product mix and higher volumes in Brazil benefited by increases in international wheat prices. Average selling prices for corn milling products were slightly lower.

         Cost of goods sold increased 3% primarily due to higher energy costs and operational expenses resulting from the impact of the stronger real on local currency costs when translated into U.S. dollars offset by lower volumes. In addition, cost of goods sold for 2005 benefited from raw material purchases we made earlier in the year prior to an increase in international wheat prices and lower expenses due to synergies created from the exchange of our Brazilian retail flour assets for the industrial flour assets of J. Macedo S.A. in 2004. Gross profit increased 36% primarily due to higher average selling prices for wheat milling products, lower raw material costs and a more profitable mix of products sold.

         SG&A increased 22% primarily due to the impact of the stronger real. Segment operating profit increased 54% as a result of the improvement in gross profit.

         Consolidated Financial Costs. The following is a summary of consolidated financial costs for the periods indicated:

                                                   Year Ended
                                                  December 31,
                                              ---------------------
                                                2005       2004        Change
                                              --------  -----------   ----------
                                               (US$ in millions, except
                                                     percentages)

         Interest income....................  $   104    $   103          1%
         Interest expense...................     (231)      (214)         8%
         Foreign exchange losses............      (22)       (31)

         Interest income increased 1% primarily due to higher average balances of interest bearing accounts receivable. Interest expense increased 8% due to higher average interest rates on short-term debt.

         Foreign exchange losses of $22 million in 2005 included hedging costs related to our exposure in Brazil partially offset by exchange gains on our Brazilian U.S. dollar net monetary liability position primarily due to the 13% appreciation of the real in 2005. In addition, the 2% devaluation of the Argentine peso in 2005 resulted in exchange losses on our Argentine U.S. dollar net monetary liability position.

         Foreign exchange losses of $31 million in 2004 included hedging costs related to our exposure in Brazil and exchange losses on our Brazilian U.S. dollar net monetary liability position primarily due to the 7% devaluation of the real in the first six months of 2004. During the third quarter of 2004, the real appreciated 9% resulting in foreign exchange gains on the U.S. dollar net monetary liability position in Brazil in that quarter. In the fourth quarter of 2004, the real and the euro appreciated against the U.S. dollar which resulted in foreign exchange gains on the U.S. dollar net monetary liability positions of Bunge's Brazilian and European subsidiaries. The foreign exchange gains recorded in the third quarter of 2004 did not offset the foreign exchange losses recorded in the first six months of 2004 primarily because the aggregate net U.S. dollar monetary liability position in the third quarter of 2004 was less than it was in the first half of 2004.

         Other Income (Expense)--net. Other income (expense)--net increased $22 million to $53 million in 2005 from $31 million in 2004 primarily due to higher earnings from Bunge's French vegetable oil processing and European biodiesel joint ventures and gains on the sales of long-lived assets. 2005 included a pretax gain of $8 million from the formation of our biodiesel joint venture with Diester Industrie in December 2005. 2004 included a pretax gain of $5 million from our asset exchange transaction with J. Macedo.

         Income Tax Benefit (Expense). Income tax benefit for 2005 of $82 million included a non-cash $77 million reversal of a deferred tax liability as a result of a favorable U.S. tax ruling with respect to unremitted earnings of a foreign subsidiary acquired (See "--Income Taxes" above) and a $79 million reversal of deferred tax valuation allowances as a result of the projected utilization of net operating loss carry-forwards. We were able to recognize these operating loss carry-forwards because of the legal restructuring of the Bunge's Brazilian subsidiaries, increased statutory taxable income of these subsidiaries caused by the effects of the real appreciation and actions undertaken to recover the net operating loss carry-forwards. The remaining decrease in our income taxes was primarily attributable to a reduction in earnings in higher tax jurisdictions.

         Minority Interest. Minority interest expense decreased $75 million to $71 million in 2005 from $146 million in 2004, primarily due to lower earnings from our non-wholly owned subsidiaries and the acquisition of the remaining 17% minority interest of Bunge Brasil S.A. in the third and fourth quarters of 2004. Bunge now owns 100% of Bunge Brasil.

         Net Income. Net income increased $61 million to $530 million in 2005 from $469 million in 2004. Net income for 2005 includes the reversal of deferred tax valuation allowances of $79 million and a reduction of deferred tax liabilities of $77 million due to a favorable tax ruling, impairment and restructuring charges of $33 million, net of tax, the reversal of valuation allowances on recoverable taxes of $19 million, net of tax, the value-added tax credits of $17 million, net of tax, related to a change in tax laws, gains on sales of long-lived assets of $13 million, net of tax and a reversal of a transactional tax provision for $10 million, net of tax, due to a favorable tax ruling. Net income for 2004 included $15 million of after tax impairment and restructuring charges on long-lived assets in Europe and a $3 million after tax gain on the asset exchange transaction with J. Macedo.

         2004 Compared to 2003

         Agribusiness Segment. Agribusiness segment net sales increased 10% due to higher average selling prices for soy commodity products and a 2% increase in volumes. Selling prices for soy commodity products increased compared to last year primarily due to the shortage associated with the reduced 2003/2004 U.S. soybean crop. Prices of our softseed products also increased following the trend of soybean product prices. Volume increases were driven mainly by higher origination volumes in North America and South America.

         Cost of goods sold increased 8% due to higher raw material costs, increased volumes and provisions related to the values of certain forward sales contracts for agricultural commodity products due to nonperformance by counterparties. Included in cost of goods sold in 2004 were $10 million of non-cash impairment charges on long-lived assets and $7 million of restructuring charges relating to our Western European oilseed processing operations. Included in cost of goods sold in 2003 were $56 million of non-cash impairment charges on long-lived assets in our European oilseed processing operations, a $39 million decline in our allowance for recoverable taxes as a result of either cash received by us or compensation against taxes owed by us to the Argentine government and a curtailment gain of $15 million relating to the reduction of pension and postretirement healthcare benefits of certain U.S. employees.

         Gross profit increased 70% due to improvements in margins which resulted from effective freight and risk management, strong softseed profitability, efficiency improvements in logistics and higher volumes.

         Selling, general and administrative expenses (SG&A) increased 42% primarily due to increases in bad debt expense associated with higher commodity prices, increased variable employee compensation expense relating to the improved financial results, increased legal and tax provisions and an increase in the work force in our international marketing business. SG&A in 2003 benefited from a $5 million curtailment gain relating to certain postretirement healthcare benefit plans.

         Foreign exchange losses for 2004 were $17 million compared to foreign exchange gains of $89 million in 2003. Through the first six months of 2004, the real devalued against the U.S. dollar, resulting in exchange losses on our U.S. dollar net monetary liability position in Brazil. Our U.S. dollar monetary exposure in Brazil is typically at its highest level during the first half of the year. During the second half of 2004, the real appreciated, resulting in exchange gains on our U.S. dollar net monetary liability position in Brazil. However, the exposure to the U.S. dollar was lower and thus the related exchange gains recorded in the second half of 2004 were not enough to offset the exchange losses recorded through the first six months of 2004. The exchange gains in 2003 resulted from the appreciation of the real. Foreign exchange gains and losses are substantially offset by inventory mark-to-market adjustments, which are included in cost of goods sold.

         Interest expense increased 39% primarily due to higher average levels of operating working capital, as a result of the higher commodity prices experienced during most of the year.

         Segment operating profit increased 42% primarily due to the improvements in margins and volume growth.

         Fertilizer Segment. Fertilizer segment net sales increased 32% due to higher average selling prices. Selling prices benefited from higher international selling prices for imported fertilizers and raw materials, which helped increase local sales prices as local fertilizer products are priced to import parity. Although volumes in 2004 were flat versus 2003, retail fertilizer sales volumes increased 7% as a result of a slight increase in market share. However, the retail fertilizer volume growth in 2004 was offset by a decrease in sales volumes of lower margin fertilizer byproducts, such as gypsum.

         Cost of goods sold increased 25% due to higher imported raw material costs mitigated in part by lower local production costs as we are able to source much of our raw materials from our own mines.

         Gross profit increased 61% as a result of higher fertilizer selling prices, partially offset by increases in imported raw material costs.

         SG&A increased 53% primarily due to bad debt provisions associated with the higher selling prices, increases in employee compensation expense because of higher salaries and certain other labor and legal provisions. In addition, 2003 benefited from non-recurring credits relating to social health and welfare taxes in Brazil and lower bad debt expense.

         Segment operating profit increased 54% primarily due to the increase in gross profit, partially offset by the increase in SG&A, higher foreign exchange losses as a result of costs associated with managing foreign exchange exposure and higher interest expense associated with increases in working capital levels.

         Edible Oil Products Segment. The table below outlines our edible oil products segment results for 2004 and 2003. The results for 2003 include the results of Lesieur, a French bottled oil producer, which we sold to our Saipol joint venture in July 2003. In addition, for comparative purposes, the 2003 results of our edible oil products segment excluding Lesieur and the results of Lesieur alone are also presented.

                                                                         Year Ended                   Year Ended
                                                                        December 31,                 December 31,
                                                                 ---------------------------  ---------------------------
                                                                     2004           2003          2003           2003
                                                                 -----------   -------------  -------------   -----------
                                                                                                Excluding
                                                                    Actual         Actual        Lesieur       Lesieur
                                                                 -----------   -------------  -------------   -----------
                                                                            (US$ in millions, except volumes)

Volumes (in thousands of metric tons).......................          4,728         4,100         3,845            255
Net sales...................................................      $   3,872      $  3,184      $  2,909       $    275
Cost of goods sold..........................................         (3,615)       (2,900)       (2,660)          (240)
                                                                 -----------   -------------  -------------   -----------
Gross profit................................................            257           284           249             35
Selling, general and administrative expenses................           (157)         (180)         (158)           (22)
Foreign exchange gain.......................................              5           --             --              --
Interest income.............................................              6             6             6              --
Interest expense............................................            (32)          (24)          (22)            (2)
                                                                 -----------   -------------  -------------   -----------
     Segment operating profit...............................      $      79      $     86      $     75       $     11
                                                                 ===========   =============  =============   ===========

         Edible oil products segment net sales, excluding Lesieur, increased 33% primarily due to a 23% increase in sales volumes and higher average selling prices. Increases in selling prices were primarily due to higher raw material costs, principally crude soybean oil. The increase in soybean oil prices also resulted in higher selling prices for other softseed products as they follow the trend of soybean oil prices primarily in North America and Eastern Europe. Volumes increased primarily in North America as a result of stronger demand.

         Cost of goods sold, excluding Lesieur, increased 36% primarily due to increases in sales volumes and higher raw material costs. Included in cost of goods sold in 2004 were $7 million of impairment charges relating to write-downs of certain refining and packaging facilities in our North and South American edible oil operations and in 2003, a $1 million curtailment gain relating to certain postretirement healthcare benefit plans.

         Gross profit, excluding Lesieur, increased 3% primarily due to increases in sales volumes and margin expansion in Eastern Europe and Canada as a result of the higher average selling prices partially offset by the impairment charges incurred in 2004 and higher raw material costs.

         SG&A, excluding Lesieur, decreased 1% primarily due to lower marketing expenses. SG&A in 2003 benefited from a $1 million curtailment gain relating to certain postretirement healthcare benefit plans.

         Segment operating profit, excluding Lesieur, increased 5% primarily due increases in sales volumes partially offset by higher interest expense attributable to higher levels of working capital.

         Milling Products Segment. Milling products segment net sales increased 7% primarily due to a 15% increase in sales volumes. Corn milling volumes increased primarily due to higher sales to U.S. commercial customers, higher sales under the U.S. government food aid program and the addition of a corn milling facility acquired in the latter half of 2003. The increase in wheat milling volumes was primarily due to the addition of our industrial flour business which resulted from the asset exchange of Bunge's Brazilian retail flour assets for J. Macedo S.A.'s industrial flour assets and $7 million in cash in March 2004.

         Cost of goods sold increased 6% due to the increase in sales volumes and higher raw material costs. Gross profit increased 14% primarily due to the increase in sales volumes.

         Segment operating profit increased by 37% as a result of the improvement in gross profit.

         Consolidated Financial Costs. The following is a summary of consolidated financial costs for the periods indicated:

                                                   Year Ended
                                                  December 31,
                                              ---------------------
                                                                       Percent
                                                2005       2004        Change
                                              --------  -----------   ----------
                                               (US$ in millions, except
                                                     percentages)
         Interest income....................  $   103    $   102          1%
         Interest expense...................     (214)      (215)         --
         Foreign exchange (losses) gains....      (31)        92

         Included in interest income for 2004 was $10 million of interest income earned on the cash invested in Brazil from the net proceeds of the June 2004 public equity offering, which was used in the third and fourth quarters of 2004 to acquire the remaining equity interest in Bunge Brasil that we did not already own. Excluding this $10 million, interest income decreased 9% due to lower interest rates earned on invested cash in Brazil, partially offset by an increase in the average balance of invested cash. Interest expense decreased $1 million primarily due to lower interest rates on our debt portfolio and $14 million of benefits from interest rate hedges, partially offset by higher average borrowings.

         Foreign exchange losses of $31 million included costs associated with managing foreign exchange exposure related to our monetary exposure in Brazil and exchange losses on our Brazilian-U.S. dollar net monetary liability position primarily due to the 7% devaluation of the real in the first six months of 2004. The first half of the year is usually when our U.S. dollar net monetary liability exposure in Brazil is at its highest level because of our acquisition of crops harvested in April, May and June. During the six months ended December 31, 2004, the real appreciated 17% resulting in exchange gains on the U.S. dollar net monetary liability position in Brazil in that period. However, the exposure to the U.S. dollar was lower and thus the related exchange gains recorded in the six months ended December 31, 2004 were not enough to offset the exchange losses recorded in the first six months of 2004. The 8% appreciation in the value of the euro during 2004 also resulted in exchange gains on our European-U.S. dollar monetary liability position. The exchange gains in 2003 resulted from the 22% appreciation in the value of the Brazilian real versus the U.S. dollar and a gain on a net U.S. dollar-denominated monetary asset in Argentina. Foreign exchange gains and losses are substantially offset by inventory marked-to-market adjustments, which are included in cost of goods sold.

         Other Income (Expense)--net. Other income (expense)--net increased $12 million to $31 million in 2004 from $19 million of income in 2003 primarily due to $10 million of gains on interest rate derivatives and the pretax gain of $5 million on the asset exchange transaction with J. Macedo, offset by a decrease in our earnings from Solae. Solae's results declined primarily due to lower margins on product sales caused by the high commodity costs that existed during most of 2004.

         Income Tax Expense. Income tax expense increased $88 million to $289 million in 2004 from $201 million in 2003 primarily due to an increase in pretax income. Our annual effective tax rate for 2004 was 32%, compared to an annual effective tax rate of 28% in 2003. Excluding the tax-free gain on the sale of our Brazilian soy ingredients business to Solae, the 2003 annual effective tax rate was 33%. The primary cause of the decrease in the effective tax rate was due to increased earnings in 2004 in lower tax jurisdictions.

         Minority Interest. Minority interest expense increased $42 million to $146 million in 2004 from $104 million in 2003 primarily due to increased earnings at our less than wholly owned subsidiaries.

         Net Income. Net income increased $58 million to $469 million in 2004 from $411 million in 2003. Net income for 2004 included $15 million of after tax impairment and restructuring charges on long-lived assets in Europe and a $3 million after tax gain on the asset exchange transaction with J. Macedo. Net income for 2003 included the $111 million gain on the asset sale of our Brazilian soy ingredients business to Solae, an after tax gain of $16 million relating to the curtailment of certain pension and postretirement healthcare benefit plans, $40 million of after tax impairment charges on long-lived assets in Europe and a loss on discontinued operations of $7 million related to operations we sold in 2003.

Liquidity and Capital Resources

         Our primary financial objective is to maintain sufficient liquidity through a conservative balance sheet that provides flexibility to pursue our growth objectives. Our current ratio, defined as current assets divided by current liabilities, was 1.81 and 1.71 at December 31, 2005 and 2004, respectively.

         Cash and Readily Marketable Inventories. Cash and cash equivalents were $354 million at December 31, 2005 and $432 million at December 31, 2004.

         Included in our inventories were readily marketable inventories of $1,534 million at December 31, 2005 and $1,264 million at December 31, 2004. Readily marketable inventories are agricultural commodity inventories, financed primarily with debt, which are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. The increase in inventories was primarily attributable to our North American operations where inventories returned to more normal levels at the end of 2005 relative to unusually low inventory levels at the end of 2004 which were caused by reluctant farmer selling due to perceived low commodity prices.

         Fertilizer Segment Accounts Receivable. In our fertilizer segment, customer accounts receivable typically have repayment terms of up to 180 days. The actual due dates are individually determined based upon when a farmer purchases our fertilizers and the anticipated harvest and sale of the farmer's crop, as the farmer's cash flow is cyclical and is typically generated after the crop is harvested. The payment terms for these accounts receivable are typically renegotiated if there is a crop failure or the cash flows generated from the harvest are not adequate for the farmer to repay balances due to us. In certain regions in Brazil, the 2005 crop was poor in quantity and yield, primarily due to a drought. As a result of the extension of credit terms and concerns about the collectibility of some of the accounts receivable, we have increased our reserve for doubtful accounts in the fertilizer segment to $115 million at December 31, 2005 from $62 million at December 31, 2004. At December 31, 2005, our total fertilizer segment accounts receivable was $663 million compared to $548 million at December 31, 2004. We closely monitor the recoverability of these accounts receivable.

         Secured Advances to Suppliers and Prepaid Commodity Contracts. We purchase soybeans through prepaid commodity purchase contracts and advances to farmers in Brazil. These arrangements are typically secured by the farmer's future crop and mortgages on the farmer's land and other assets and are generally settled after the farmer's crop is harvested and sold. At December 31, 2005, we had $924 million in prepaid commodity purchase contracts and advances to farmers compared to $932 million at December 31, 2004. Against these outstanding balances, we also had accounts payables reflecting soybeans which had been delivered by these farmers to our facilities with a value of $39 million as of December 31, 2005 and $38 million as of December 31, 2004. The allowance for uncollectible advances totaled $32 million at December 31, 2005 and $43 million at December 31, 2004. We closely monitor the collectibility of these advances.

         Accounts Receivable Securitization. In October 2005, certain of our European subsidiaries entered into an accounts receivable securitization facility (Euro securitization facility). Through the Euro securitization facility, our European subsidiaries may offer to sell and the investor has the option to buy, without recourse, on a monthly basis certain eligible trade accounts receivable, up to a maximum amount of Euro 200 million. Our European subsidiaries retain collection and administrative responsibilities for the accounts receivable sold. The initial term of the Euro securitization facility expires in 2010, but may be terminated earlier upon occurrence of certain limited circumstances. The effective yield rates on the accounts receivable sold are based on monthly EUR LIBOR plus .295% per annum. As of December 31, 2005, we sold approximately $192 million of accounts receivable to the Euro securitization facility, of which we have retained a $37 million beneficial interest in other current assets on the consolidated balance sheet at December 31, 2005. See "--Off-Balance Sheet Arrangements" for more information.

         Long-Term and Short-Term Debt. We conduct most of our financing activities through a centralized financing structure, designed to act as our central treasury, which enables us and our subsidiaries to borrow long-term and short-term debt more efficiently. This structure includes a master trust facility, the primary assets of which consist of intercompany loans made to Bunge Limited and its subsidiaries. Bunge Limited's wholly owned financing subsidiaries fund the master trust with long- and short-term debt obtained from third parties, including through our commercial paper program.

         To finance working capital, we use cash flows generated from operations and short-term borrowings, including our commercial paper program, and various long-term bank facilities and bank credit lines, which are sufficient to meet our business needs. At December 31, 2005, we had approximately $1,450 million of committed borrowing capacity under our commercial paper program, other short-term lines of credit and long-term credit facilities, all of which are with a number of lending institutions. Of this committed capacity, $1,173 million was unused and available at December 31, 2005.

         At December 31, 2005, we had $265 million outstanding under our commercial paper program. Our commercial paper program is our least expensive available short-term funding source. We maintain back-up bank credit lines equal to the maximum capacity of our commercial paper program of $600 million. These credit lines expire in June 2007. If we were unable to access the commercial paper market, we would use these bank credit lines, which would be at a higher cost than our commercial paper. Bunge has provided parent level guarantees of the indebtedness under these bank credit lines entered into by its wholly owned subsidiary. At December 31, 2005, no amounts were outstanding under these back-up bank credit lines.

         Our short-term and long-term debt decreased by $135 million at December 31, 2005 from December 31, 2004 primarily due to the conversion to Bunge Limited common shares by the noteholders of our 3.75% convertible notes due November 15, 2022 as described below.

         In July 2005, we completed an offering of $400 million aggregate principal amount of unsecured senior notes bearing interest at a rate of 5.10% per year that mature in July 2015. The notes were issued by our wholly owned finance subsidiary, Bunge Limited Finance Corp., and are fully and unconditionally guaranteed by Bunge Limited. Interest on these unsecured senior notes is payable semi-annually in arrears in January and July of each year, commencing in January 2006. We used the net proceeds of this offering of $396 million for the repayment of outstanding indebtedness.

         In December 2005, we canceled our $455 million European revolving credit agreement. No material termination fees were incurred as a result of the cancellation. We determined that the facility was no longer needed given our assessment of present and anticipated liquidity requirements. In November 2005, we amended our $850 million revolving credit agreement to allow us to borrow euros or U.S. dollars at our discretion.

         In October 2005, we announced our intention to redeem for cash on November 22, 2005 the remaining outstanding 3.75% convertible notes due November 15, 2022. The convertible notes were convertible into 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares would be issued and delivered following conversion. Substantially all holders of the remaining outstanding aggregate principal amount of $242 million convertible notes converted their notes into an aggregate of 7,532,542 million common shares of Bunge Limited prior to the redemption date.

         Through our subsidiaries, we have various other long-term debt facilities at fixed and variable interest rates denominated in both U.S. dollars and Brazilian reais, most of which mature between 2006 and 2008. At December 31, 2005, we had $316 million outstanding under these long-term debt facilities. Of this amount, at December 31, 2005, $142 million was secured by certain land, property, plant and equipment and investments in our consolidated subsidiaries, having a net carrying value of $760 million.

         Our credit facilities and certain senior notes require us to comply with specified financial covenants related to minimum net worth, working capital and a maximum debt to capitalization ratio. We were in compliance with these covenants as of December 31, 2005.

         We do not have any ratings downgrade triggers that would accelerate the maturity of our debt. However, a downgrade in our credit ratings could adversely affect our ability to renew existing or to obtain access to new credit facilities in the future and would increase the cost of such facilities to us.

         Our credit ratings on our unsecured guaranteed senior notes by Moody's Investors Service, Inc. (Moody's) at December 31, 2005 were "Baa2" with "outlook stable," and "BBB" with "outlook stable" by Standard & Poor's Rating Services and Fitch Rating Services (Fitch). Our commercial paper is rated "A-1" by Standard & Poor's Rating Services,

"P-1" by Moody's and "F-1" by Fitch, and the interest rates on our commercial paper borrowings are indexed to these ratings.

         We have various outstanding interest rate swap agreements with a total notional amount of $900 million for the purpose of managing our interest rate exposure on a portion of our fixed rate senior notes. Under the terms of the interest rate swaps, we make payments based on six-month LIBOR set in arrears, and we receive payments based on fixed interest rates. Accrued interest payable of approximately $1 million relating to these swaps was recorded as an increase to interest expense in 2005. The maturity of the interest rate swap agreements correspond with the maturity of the associated fixed rate senior notes.

         Shareholders' Equity. Shareholders' equity increased to $4,226 million at December 31, 2005 from $3,375 million at December 31, 2004, as a result of the net income of $530 million, $18 million from the issuance of our common shares upon the exercise of employee stock options and the issuance of restricted stock units that had vested, $250 million from the conversion of a portion of the convertible notes and other comprehensive income of $115 million, which includes foreign exchange gains of $101 million. This increase was partially offset by dividends paid to shareholders of $63 million.

         Cash Flows

         2005 Compared to 2004. In 2005, our cash and cash equivalents balance decreased $78 million, reflecting the net impact of cash flows from operating, investing and financing activities, compared to a $57 million decrease in our cash and cash equivalents balance in 2004.

         Our operating activities provided cash of $382 million in 2005, compared to cash provided by operating activities of $802 million in 2004.

         Our cash flow from operations has varied depending on the timing of the acquisition of, and the market prices for, our agribusiness commodity inventories, as well as the timing of when such inventories were sold. In addition, the growth of our business has resulted in the need to increase working capital levels which reduces our cash flow from operations.

         Historically, our operating activities use cash in the first half of the year due to purchases of the South American harvest, which occurs in March, April and May. In addition, in the first half of the year we are also building fertilizer inventories in anticipation of sales to farmers who typically purchase the bulk of their fertilizer needs in the second half of the year. Also during the first half of the year, North American and European "old" crop inventories harvested and purchased in September, October and November of the previous year are at their lowest level.

         Cash flows in the second half of the year will vary depending upon the amount of advances made to farmers in Brazil and the amount of North American and European "new" crops purchased during the September, October and November harvest periods. In addition, most of the South American inventories acquired during the March, April and May harvest period have been sold.

         The decrease in the cash flow from operating activities is primarily due to the decline in income from operations before income taxes and minority interest and higher levels of operating working capital for 2005 compared to 2004. Cash flow from operations in the fourth quarter of 2005 included approximately $155 million from the sale of accounts receivable through a new securitization facility. In 2004, cash flow benefited from the reduction in high soybean prices.

         Cash used by investing activities was $480 million in 2005, compared to cash used of $824 million in 2004. Payments made for capital expenditures included investments in property, plant and equipment that totaled $522 million and consisted primarily of expenditures under our normal capital expenditure plan. Maintenance capital expenditures were $120 million in 2005, compared to $136 million in 2004. Maintenance capital expenditures are expenditures made to replace existing equipment in order to maintain current production capacity. The majority of non-maintenance capital expenditures in 2005 related to efficiency improvements to reduce costs, equipment upgrades and business expansion.

         Acquisitions of businesses and other intangible assets included in cash flows from investing activities were $50 million in 2005, which included $23 million for the Ideal premium bottled oil brand in Russia and the former Soviet Union countries and $13 million from the acquisition of a controlling interest in an integrated soybean crushing and refining plant in the port city of Rizhao, China. Investments in affiliates of $18 million primarily included an investment in a port terminal joint venture in Brazil. In 2005 and 2004, we received a capital return of $35 million and $17 million, respectively, from our Solae joint venture.

         Cash provided by financing activities was $21 million in 2005, compared to cash used of $91 million in 2004. In 2005 and 2004, we increased our borrowings of long-term debt primarily to finance our additional working capital requirements and fund our investing activities. In July 2005, our wholly owned finance subsidiary, Bunge Limited Finance Corp., issued $400 million of unsecured senior notes, which are unconditionally guaranteed by us, for net proceeds of $396 million. Dividends paid to our shareholders in 2005 were $63 million.

         2004 Compared to 2003. In 2004, our cash and cash equivalents balance decreased by $57 million, reflecting the net impact of cash flows from operating, investing and financing activities, compared to a $19 million increase in our cash and cash equivalents balance in 2003.

         Cash flow provided by operating activities for 2004 was $802 million compared to cash used for operating activities of $41 million in 2003.

         Cash flow from operations in 2004 was favorably affected by the strong operating results and the return of soybean prices to more normalized levels in the latter part of the year. Soybean prices increased significantly beginning in the third quarter of 2003 and continued their increase into 2004. During the latter half of the third quarter of 2004, agricultural prices declined, which resulted in a reduction in working capital levels.

         Cash flow provided by operating activities for 2004 also included $60 million received from the net settlement of various interest rate derivatives entered into and terminated in 2004. Cash flow from operations for 2003 included $57 million paid in connection with the settlement of an arbitration.

         Cash used by investing activities was $841 million in 2004, compared to cash provided of $101 million in 2003. Investments in property, plant and equipment under our capital expenditure plan were $437 million for 2004. Of this amount, $136 million represented maintenance capital expenditures in 2004, compared to $98 million in 2003.

         During the third and fourth quarters of 2004, we acquired the remaining 17% interest in Bunge Brasil that we did not already own for $314 million in cash. In April 2004, we acquired the remaining 40% of Polska Oil, a Polish producer of bottled edible oils, for $27 million. In addition, we invested approximately $38 million in existing and new business joint ventures during 2004 primarily in South America and Eastern Europe and we loaned $14 million to our joint venture in Poland. Also included in cash flow from investing activities in 2004 was $7 million received in the asset exchange transaction with J. Macedo.

         In 2003, we received net proceeds of $532 million from the sale of our Brazilian soy ingredients business to The Solae Company, the sale of Lesieur to our Saipol S.A.S. joint venture and the sale of our U.S. bakery operations. We used $23 million to acquire the remaining 2.62% of Cereol's outstanding shares we did not already own and we paid an additional purchase price of $42 million to Edison S.p.A., Cereol's former controlling shareholder, and Cereol's former public shareholders. In addition, in 2003, we acquired additional shares in Fosfertil for $84 million, and we completed certain smaller acquisitions in India and Eastern Europe having an aggregate purchase price of approximately $37 million. In 2003, we received $41 million relating to Lesieur's intercompany debt owed to us.

         Cash used for financing activities was $74 million in 2004, compared to cash used of $102 million in 2003. In 2004, we reduced our borrowings of short-term debt by using cash flow provided by operating activities. In April 2004, our wholly owned finance subsidiary, Bunge Limited Finance Corp., issued $500 million of unsecured senior notes, which are unconditionally guaranteed by us, for net proceeds of $496 million, and in June 2004, we sold 9,775,000 common shares in a public offering for net proceeds of $331 million. In November 2004, we redeemed preferred shares of a subsidiary for $170 million. Dividends paid to our shareholders in 2004 were $51 million.

         In 2003, we used cash flow from the net proceeds from the sales of businesses to reduce borrowings on short- and long-term debt. In 2003, we issued $800 million of senior notes. In 2003, Mutual Investment Limited repaid in full a $55 million note owed to us. Dividends paid to our shareholders during 2003 were $42 million.

         Capital Expenditures

         Our capital expenditures were $522 million in 2005, $437 million in 2004 and $304 million in 2003. In 2005, major capital projects included the expansion of our Brazilian fertilizer blending, sulfuric and phosphoric acid production capacity, investments in export terminal operations in Brazil and Argentina, expansion of our oilseed processing capabilities and port facilities in Spain and Eastern Europe, and expansion of oilseed processing and grain origination capabilities in Russia and Ukraine.

         In 2004, major capital projects included the expansion of our Brazilian fertilizer blending and phosphoric acid production capacity, expansion of our grain origination operations in Brazil (including additional investments in logistics), investments in export terminal operations in Argentina, expansion of our oilseed processing capacity in Eastern Europe and acquisitions of port facilities.

         In 2003, major projects included expansion of our edible oil production facilities in Europe, the construction of a new margarine plant and an oilseed processing plant in Brazil, logistics investments, primarily in Brazil, expansion of our grain origination facilities in Brazil and expansion of our fertilizer mixing capacity. In addition, we expanded our operations in India through the buyout of a joint venture partner in India and the purchase of a small crushing and refining facility.

         We intend to invest approximately $490 million to $510 million in 2006, net of cash received on asset dispositions. Of this amount, we expect that $195 million to $215 million will be used for maintenance of current production capacity, safety, productivity and environmental programs. The other investments will be used to build new plants and improve oilseed processing logistics and plant operating efficiencies in Europe, expand and upgrade our mining, fertilizer production capacity and port facilities in Brazil, expand or acquire grain origination facilities in Europe and modernize certain of our edible oil refineries in Canada and Europe. We intend to fund our capital expenditures with cash flows from operations and available borrowings.

Formation of European Biodiesel Joint Venture

         In December 2005, we entered into a joint venture with Diester Industrie, a company specializing in the production and marketing of biodiesel, pursuant to which we transferred our biodiesel assets to a new company. The new company will be called Diester Industries International S.A.S. (DII). Diester Industrie is a subsidiary of Sofiproteol. The joint venture combines our and Diester Industrie's biodiesel assets, except for those owned and operated in France. Diester Industrie owns 60% of the joint venture and we own 40%. In addition, Bunge received $19 million in cash and a note receivable from DII for $10 million in the transaction. We recognized an $8 million gain on the formation of the joint venture.

Off-Balance Sheet Arrangements

         Guarantees

         We have issued or were party to the following third-party guarantees at December 31, 2005:

                                                              Maximum Potential
(US$ in millions)                                              Future Payments
------------------                                           -------------------
Operating lease residual values (1)......................         $   60
Unconsolidated affiliates financing (2)..................             26
Customer financing (3)...................................            184
                                                             -------------------
Total....................................................         $  270
                                                             ===================

-----------------------------
(1) Prior to January 1, 2003, we entered into synthetic lease agreements for barges and railcars originally owned by us and subsequently sold to third parties. The leases are classified as operating leases in accordance with SFAS No. 13, Accounting for Leases. Any gains on the sales were deferred and recognized ratably over the initial lease terms. We have the option under each lease to purchase the barges or railcars at fixed amounts, based on estimated fair values or to sell the assets. If we elect to sell, we will receive proceeds up to fixed amounts specified in the agreements. If the proceeds of such sales are less than the specified fixed amounts, we would be obligated under a guarantee to pay supplemental rent for the deficiency in proceeds up to a maximum of approximately $60 million at December 31, 2005. The operating leases expire through 2010. There are no recourse provisions or collateral that would enable us to recover any amounts paid under this guarantee.

(2) Prior to January 1, 2003, we issued a guarantee to a financial institution related to debt of our joint ventures in Argentina, which are our unconsolidated affiliates. The term of the guarantee is equal to the term of the related financing, which matures in 2009. There are no recourse provisions or collateral that would enable us to recover any amounts paid under this guarantee.

(3) We issued guarantees to financial institutions in Brazil related to amounts owed the institutions by certain of its customers. The terms of the guarantees are equal to the terms of the related financing arrangements, which can be as short as 120 days or as long as 360 days. In the event that the customers default on their payments to the institution and we would be required to perform under the guarantees, we have obtained collateral from the customers. At December 31, 2005, $75 million of these financing arrangements were collateralized by tangible property. We have determined the fair value of these guarantees to be immaterial at December 31, 2005.

         In addition, we have issued parent level guarantees for the repayment of certain senior notes and senior credit facilities, which were issued or entered into by our wholly owned subsidiaries, with a carrying amount of $2,398 million at December 31, 2005. All outstanding debt related to these guarantees are reflected in our consolidated financial statements included as part of this Annual Report on Form 10-K. There are no significant restrictions on the ability of Bunge Limited Finance Corp. or any of our other subsidiaries to transfer funds to us.

         Also, certain of our subsidiaries have provided guarantees of indebtedness of certain of their subsidiaries under certain lines of credit with various institutions. The total borrowing capacity under these lines of credit was $308 million as of December 31, 2005, of which approximately $5 million of related debt was outstanding as of such date.

         Accounts Receivable Securitization Facilities

         In October 2005, certain of our European subsidiaries entered into an accounts receivable securitization facility (Euro securitization facility). Through the Euro securitization facility, our European subsidiaries may offer to sell and the investor has the option to buy, without recourse, on a monthly basis certain eligible trade accounts receivable, up to a maximum amount of Euro 200 million. Eligible accounts receivable are based on accounts receivable in certain designated European countries. We account for the transfers of eligible accounts receivable as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Our European subsidiaries retain collection and administrative responsibilities for the accounts receivable sold. At the time an account receivable is sold and title has transferred it is removed from the consolidated balance sheet and the proceeds are reflected in cash provided by operating activities. The effective yield rates on the accounts receivable sold are based on monthly EUR LIBOR plus ..295% per annum. We recognized approximately $2 million in related expenses for the year ended December 31, 2005, which are included in selling, general and administrative expenses in our consolidated statement of income.

         The initial term of the Euro securitization facility expires in 2010, but may be terminated earlier upon the occurrence of certain limited circumstances. Our European subsidiaries retain beneficial interests in certain accounts receivable that do not qualify as a sale under SFAS No. 140. The beneficial interests are subordinate to the investor's interests and are valued at historical cost, which approximates fair value. The beneficial interests are recorded in other current assets in the consolidated balance sheet.

         As of December 31, 2005, we sold approximately $192 million accounts receivable to the Euro securitization facility, of which we have retained a $37 million beneficial interest in certain accounts receivable that did not qualify as a sale under the terms of the SFAS No. 140.

         In addition, we have two other accounts receivable securitization facilities through our wholly owned North American operating subsidiaries. Through agreements with certain financial institutions, we may sell, on a revolving basis, undivided percentage ownership interests (undivided interests) in designated pools of accounts receivable without recourse up to a maximum amount of approximately $177 million. Collections reduce accounts receivable included in the pools, and are used to purchase new receivables, which become part of the pools. One of the facilities expires in 2006, with an option to renew, and the other facility expires in 2007. The effective yield rates approximate the 30-day commercial paper rate plus annual commitment fees ranging from 29.5 to 40 basis points.

         During 2005 and 2004, the outstanding undivided interests averaged $116 million and $115 million, respectively, under these North American securitization facilities. We retain collection and administrative responsibilities for the accounts receivable in the pools. Bunge recognized $5 million, $2 million and $3 million in related expenses for the years ended December 31, 2005, 2004 and 2003, respectively, which are included in selling, general and administrative expenses in our consolidated statements of income. In addition, we retain interests in the pools of accounts receivable not sold under these securitization facilities. Due to the short-term nature of the accounts receivable, our retained interests in the pools are valued at historical cost, which approximate fair value. The full amount of the allowance for doubtful accounts has been retained in our consolidated balance sheets since collections of all pooled accounts receivable are first utilized to reduce the outstanding undivided interests. Accounts receivable at December 31, 2005 were net of $105 million representing the outstanding undivided interests in pooled accounts receivable. At December 31, 2004, there were no undivided interests in the pooled receivables outstanding.

Tabular Disclosure of Contractual Obligations

         The following table summarizes our scheduled contractual obligations and their expected maturities at December 31, 2005, and the effect such obligations are expected to have on our liquidity and cash flows in the future periods indicated.


                                                                           At December 31, 2005
                                                      --------------------------------------------------------------
                                                                    Less than                               After
Contractual Obligations (1)                               Total       1 Year     1-3 Years    4-5 Years     5 Years
---------------------------                           -----------  -----------  -----------  -----------  ----------
                                                                            (US$ in millions)
Commercial paper borrowings (1)...................     $   265      $   265       $    --      $   --       $    --
Other short-term borrowings (1)...................         146          146            --          --            --
Long-term debt (1)................................       2,735          178           754          14         1,789
Fixed interest rate obligations...................         435           68           192         119            56
Non-cancelable lease obligations..................         580          118           260          97           105
Freight supply agreements (2).....................       2,310          238           412         252         1,408
Inventory purchase commitments....................         282          282            --          --            --
                                                      -----------  -----------  -----------  -----------  ----------
Total contractual obligations.....................     $ 6,753      $ 1,295       $ 1,618       $ 482       $ 3,358
                                                      ===========  ===========  ===========  ===========  ==========

-----------------------------
(1) We also have variable interest rate obligations on certain of our outstanding borrowings.

(2) In the ordinary course of business, we enter into purchase commitments for time on ocean freight vessels and freight service on railroad lines for the purpose of transporting agricultural commodities. In addition, we sell time on these ocean freight vessels when excess freight capacity is available. These agreements range from two months to six years in the case of ocean freight vessels and 9 to 22 years in the case of railroad services. Actual amounts paid under these contracts may differ due to the variable components of these agreements and the amount of income earned by us on the sale of excess capacity. The railroad freight services agreements require a minimum monthly payment regardless of the actual level of freight services used by us. The costs of our freight supply agreements are typically passed through to our customers as a component of the prices we charge

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


         for our products. However, changes in the market value of freight compared to the rates at which we have contracted for freight may affect margins on the sales of agricultural commodities.

         Employee Benefit Plans

         We expect to contribute $7 million to our defined benefit pension plans and $3 million to our postretirement healthcare benefit plans in 2006.

Critical Accounting Policies and Estimates

         We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 1 to our consolidated financial statements included in
Part III of this Annual Report on Form 10-K.

         Allowances for Uncollectible Accounts

         We evaluate the collectibility of our trade accounts receivable and secured advances to suppliers and record allowances for uncollectible accounts if we have determined that collection is doubtful. We base our determination of the allowance for uncollectible accounts on analyses of credit quality for specific accounts, historical trends of charge-offs and recoveries, the economic and financial condition of the farming industry and other market conditions. Different assumptions, changes in economic circumstances or the deterioration of the financial condition of our customers could result in additional provisions to the allowance for uncollectible accounts and an increase in bad debt expense. At December 31, 2005, our allowances for uncollectible trade accounts receivable and secured advances to suppliers were $180 million and $32 million, respectively. At December 31, 2004, our allowances for uncollectible trade accounts receivable and secured advances to suppliers were $133 million and $43 million, respectively. The increase in bad debt was primarily in the fertilizer segment. We continue to monitor the economic environment and events taking place in the applicable countries and will adjust these reserves in the future depending upon significant changes in circumstances.

         Recoverable Taxes

         We evaluate the collectibility of our recoverable taxes and record valuation allowances if we determine that collection is doubtful. Recoverable taxes primarily represent value-added taxes paid on the acquisition of raw materials and other services which can be recovered in cash or as compensation of outstanding balances against income taxes or certain other taxes we may owe. Management's assumption about the collectibility of recoverable taxes requires significant judgment because it involves an assessment of the ability and willingness of the applicable federal or local government to refund the taxes. The balance of these allowances fluctuates depending on the sales activity of existing inventories, purchases of new inventories, seasonality, changes in applicable tax rates, cash payment by the applicable government agencies and compensation of outstanding balances against income or certain other taxes owed to the applicable governments. At December 31, 2005, the allowance for recoverable taxes was $7 million. We continue to monitor the economic environment and events taking place in the applicable countries and will adjust these reserves in the future depending upon significant changes in circumstances.

         Agricultural Commodity Derivatives

         To the extent we consider it prudent for minimizing risk, we use exchange traded futures and options contracts to minimize the effect of price fluctuations on agricultural commodity transactions. The futures and options contracts that we use for hedging are purchased and sold through regulated commodity exchanges. We also manage risk by entering into fixed-price purchase contracts with pre-approved producers and establishing limits for individual suppliers. Fixed-price sales contracts are entered into with customers with acceptable creditworthiness, as determined by us. The fair values of futures and options contracts are determined primarily from quotes listed on the applicable commodity exchanges. Fixed-price purchase and sales contracts are with various counterparties and the fair value of such contracts are determined from the market price of the underlying product. We are exposed to loss in the event of nonperformance by the counterparties to these contracts. The risk of nonperformance is routinely monitored and provisions recorded if necessary to account for potential nonperformance. Different assumptions, changes in economic circumstances or the deterioration of the financial condition of the counterparties to these contracts could result in additional provisions and increased expense reflected in cost of goods sold.

         Intangible Assets and Long-Lived Assets

         Long-lived assets include property, plant and equipment and identifiable intangible assets. When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the assets to the projected future cash flows to be generated by such assets. If it appears that the carrying value of our assets is not recoverable, we recognize an impairment loss as a charge against results of operations. Our judgments related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amount of such assets are affected by factors such as the ongoing maintenance of the assets, changes in economic conditions and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our long-lived assets, changes in these factors could cause us to realize material impairment charges.

         In 2005, we recorded a pretax impairment charge in our agribusiness segment of $35 million relating to certain South American oilseed processing facilities which have been closed due to a deteriorating operating environment due to industry over capacity and $3 million relating to an oilseed processing plant in India. In addition, we expect to close three additional oilseed processing plants in Brazil in the first quarter of 2006, which will result in asset impairment and restructuring charges related to those closures, the amount of which has not yet been determined.

         Goodwill

         Goodwill represents the excess of the costs of businesses acquired over the fair market value of net tangible and identifiable intangible assets. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), requires that goodwill be tested for impairment annually. In assessing the recovery of goodwill, projections regarding estimated discounted future cash flows, market place data and other factors are used to determine the fair value of the reporting units and the respective assets. These projections are based on historical data, anticipated market conditions and management plans. If these estimates or related projections change in the future, we may be required to record additional impairment charges. In the fourth quarter of 2005, we performed our annual impairment test and determined that there were no impairments of goodwill.

         Contingencies

         We are a party to a large number of claims and lawsuits, primarily tax and labor claims in Brazil, arising in the normal course of business, and have accrued our estimate of the probable costs to resolve these claims. This estimate has been developed in consultation with in house and outside counsel and is based on an analysis of potential results, assuming a combination of litigation and settlement strategies. Future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies relating to these proceedings. For more information on tax and labor claims in Brazil, please see "Item 3. Legal Proceedings."

         Employee Benefit Plans

         We sponsor various pension and postretirement benefit plans. In connection with the plans, we make various assumptions in the determination of projected benefit obligations and expense recognition related to pension and postretirement obligations. Key assumptions include discount rates, rates of return on plan assets, asset allocations and rates of future compensation increases. Management develops its assumptions based on its experience and by reference to market related data. All assumptions are reviewed periodically and adjusted as necessary.

         Our 2005 weighted average discount rate assumption used to calculate projected benefit obligations under the plans was 5.7% at the September 30, 2005 measurement date and was consistent with the rate at the September 30, 2004 measurement date. Our discount rate is based on the U.S. "Aa"-rated corporate bonds with similar maturities. Our U.S.-based plans represent approximately 84% of total projected benefit obligations. The weighted average rate of return assumption on assets of funded plans was 8.0% as of the 2005 measurement date and was also consistent with the 2004

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


weighted average rate. Our average targeted assumed asset allocations of 60% equity securities and of 40% fixed income securities consisting primarily of government and corporate debt securities for the significant plans.

         In 2005, we recorded a decrease in the additional minimum pension liability which increased shareholders' equity by $2 million, net of tax benefit of $1 million due to asset performance of the plans' assets resulting in overall improvement in the unfunded status. Future recognition of additional minimum pension liabilities will depend on the actual return on the plans' assets and the discount rate.

         A one percentage point decrease in the assumed discount rate on our defined benefit pension plans would increase annual expense and the projected benefit obligation by $4 million and $48 million, respectively. A one percentage point increase or decrease in the long-term return assumptions on our defined benefit pension plan assets would increase or decrease annual pension expense by $2 million.

         Income Taxes

         We record valuation allowances to reduce our deferred tax assets to the amount that we are likely to realize. We consider projections of future taxable income and prudent tax planning strategies to assess the need for and the size of the valuation allowances. If we determine that we can realize a deferred tax asset in excess of our net recorded amount, we decrease the valuation allowance, thereby increasing net income. Conversely, if we determine that we are unable to realize all or part of our net deferred tax asset, we increase the valuation allowance, thereby decreasing net income.

         Prior to recording a valuation allowance, our deferred tax assets were $660 million and $545 million at December 31, 2005 and 2004, respectively. However, we have recorded valuation allowances of $95 million and $177 million as of December 31, 2005 and 2004, respectively, primarily representing the uncertainty regarding the recoverability of certain net operating loss carry-forwards. The decrease in the deferred tax valuation allowance in 2005 resulted from the projected utilization of net operating loss carry-forwards by our Brazilian subsidiaries. We were able to recognize these operating loss carry-forwards because of the legal restructuring of our Brazilian subsidiaries, increased statutory taxable income of these subsidiaries caused by the effects of the real appreciation and actions undertaken to recover the net operating loss carry-forwards.

         In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determined the liabilities are no longer necessary.

Recent Accounting Pronouncements

         In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective December 31, 2005 for calendar year companies. The impact of the adoption of FIN 47 on our consolidated financial statements is not material.

         In May 2005, Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (SFAS No. 154). SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless such application is impracticable. SFAS No. 154 also requires that a change in the method of depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in

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


accounting principle, rather than reporting such a change as a change in accounting principle as previously reported under Accounting Principles Board
(APB) Opinion No. 20 (Opinion No. 20). SFAS No. 154 replaces Opinion No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, carrying forward many provisions of Opinion No. 20 and the provisions of SFAS No. 3. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005; however, earlier application is permitted for fiscal years beginning after June 1, 2005. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154.

         In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment (SFAS No. 123R), that requires all share-based payments, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123R was effective for the first interim or annual periods beginning July 1, 2005. In April 2005, the SEC issued an amendment to Rule 4-01(a) of Regulation S-X of the Exchange Act regarding the compliance date for SFAS No. 123R. The amendment requires companies to prepare financial statements in accordance with SFAS No. 123R beginning with the first interim or annual period of a company's first fiscal year beginning on or after June 15, 2005, therefore, for companies with a calendar fiscal year end, the effective date is January 1, 2006. Bunge currently reports stock compensation based on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), with pro forma disclosures regarding fair value. We are currently evaluating the provisions of SFAS No. 123R to determine the impact on our financial statements.


                                       29